AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996
                                                    REGISTRATION NO. 33-.......

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          CONSOLIDATED GRAPHICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               TEXAS                                  2752                               76-0190827
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                             2210 W. DALLAS STREET
                              HOUSTON, TEXAS 77019
                                 (713) 529-4200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  JOE R. DAVIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CONSOLIDATED GRAPHICS, INC.
                             2210 W. DALLAS STREET
                              HOUSTON, TEXAS 77019
                                 (713) 529-4200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------
                                    COPY TO:
                               CHARLES SZALKOWSKI
                             BAKER & BOTTS, L.L.P.
                                ONE SHELL PLAZA
                                 910 LOUISIANA
                              HOUSTON, TEXAS 77002
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                       CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AMOUNT TO          OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED           BE REGISTERED         PER SHARE(1)       OFFERING PRICE(1)     REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share.......................       424,658              $24.50                $10,404,121        $3,587.65
===========================================================================================================================

(1) Calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sales prices of the Common Stock as reported by the Nasdaq National Market on June 12, 1996.
                            ----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                                 424,658 SHARES

                          CONSOLIDATED GRAPHICS, INC.

                                  COMMON STOCK
                            ------------------------

     This Prospectus has been prepared for use in connection with the proposed sale by the holders thereof (the "Selling Shareholders") of an aggregate of 424,658 shares (the "Shares") of common stock, par value of $.01 per share
(the "Common Stock"), of Consolidated Graphics, Inc., a Texas corporation (the "Company"). The Shares may be sold from time to time by or for the account of the Selling Shareholders in the over-the-counter market, on the Nasdaq National Market or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on Shares (whether such options are listed on an options exchange or otherwise); or (f) privately negotiated transactions. To the extent required by applicable law, the specific Shares to be sold and the names of the Selling Shareholders will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

     The Common Stock is traded on the Nasdaq National Market under the symbol "COGI." On June 12, 1996, the last reported sale price for the Common Stock on the Nasdaq National Market was $24.00 per share.

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear certain of the expenses incident to their registration. See "Plan of Distribution" and "Selling Shareholders."

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

                            ------------------------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," BEGINNING ON PAGE 3.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission at Citicorp Center, 13th Floor, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and to the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-24068), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995, September 30, 1995 and December 31, 1995; and

          (c) The Company's Form 8-K dated January 9, 1996, the Company's Form 8-K dated February 15, 1996, as amended by the Company's Form 8-K/A dated February 15, 1996, and the Company's Form 8-K dated May 23, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to the Company at its principal executive offices located at 2210 W. Dallas Street, Houston, Texas 77019, Attention: Secretary (telephone number: (713) 529-4200).

                                       2

                                  RISK FACTORS

     IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION BEFORE INVESTING IN THE COMMON STOCK OFFERED HEREBY.

NATURE OF PRINTING BUSINESS

     The Company's quarterly operating results have fluctuated as a result of a number of factors, including overall trends in the economy, acquisitions of new businesses and customer buying patterns. The Company competes in the general commercial and financial printing sectors, which are characterized by individual orders from customers for specific printing projects rather than long-term contracts, with continued engagement for successive jobs dependent upon the customers' satisfaction with the services provided. As such, the Company is unable to predict, for more than a few months in advance, the number, size and profitability of printing jobs in a given period. Consequently, the timing of projects in any quarter could have a significant impact on financial results in that quarter. Quarterly results in the future may be influenced by these or other factors and, accordingly, there may be significant variations in the Company's quarterly operating results.

IMPLEMENTATION OF ACQUISITION STRATEGY

     A significant element of the Company's growth strategy is to expand by acquiring printing companies located in major metropolitan areas. There can be no assurance that the Company will be able to identify and acquire such companies, nor that it will be able to finance significant acquisitions in the future. Further, any acquisition may initially have an adverse effect upon the Company's operating results while the acquired businesses are adopting the Company's management practices. In addition, there can be no assurance that the Company will be able to establish, maintain or increase profitability of an entity once it has been acquired.

COMPETITION

     The printing industry is extremely competitive and fragmented. The Company competes with numerous large and small printing companies, some of which have greater financial resources than the Company. The Company competes on the basis of ongoing customer service, quality of finished products and price.

DEPENDENCE UPON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon its senior management, particularly Joe R. Davis, the Company's founder, President and Chief Executive Officer. The loss of the services of Mr. Davis or other key personnel could have a material adverse effect on the Company's business and prospects. The Company's continued success also depends upon its ability to attract and retain qualified employees. The Company maintains insurance policies of $8.0 million on Mr. Davis.

CONTROL

     Based upon the latest information available to the Company, Joe R. Davis and J.P. Morgan & Co. Incorporated ("Morgan") beneficially own approximately 22.74% and 10.49%, respectively, of the outstanding Common Stock. As a result, Mr. Davis and Morgan, acting in concert, could have the ability to substantially influence the election of the Company's Board of Directors and other matters requiring shareholder approval.

GEOGRAPHIC CONCENTRATION AND ECONOMIC CONDITIONS

     A substantial portion of the Company's operations and the majority of its customers are located in Texas and Colorado. The Company and its profitability may be susceptible to the effects of unfavorable or adverse local economic factors and conditions affecting these geographic regions.

                                       3

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company is subject to the environmental laws and regulations of the United States and the states of Arizona, California, Colorado, Oklahoma, Texas, and Washington concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. While the Company believes it is currently in substantial compliance with these laws and regulations, there can be no assurance that future changes in such laws and regulations will not have a material effect on the Company's operations.

DIVIDEND POLICY

     The Company currently intends to retain all future earnings to finance the continuing development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

ISSUANCE OF ADDITIONAL SHARES

     As of May 31, 1996, the Company had 337,050 shares of Common Stock reserved for issuance upon the exercise of certain outstanding stock purchase options. There are 30,450 additional shares reserved for issuance under an existing stock incentive plan for which options or stock awards have not been granted or issued, and, subject to shareholder approval, the Board of Directors has authorized the reservation of 600,000 additional shares of Common Stock for issuance under the plan. Pursuant to its acquisition of Emerald City Graphics Inc. ("Emerald City") on February 15, 1996 (the "Emerald City Acquisition"), the Company is contingently obligated at certain times and under certain circumstances, depending on the performance and operating results of Emerald City for three consecutive one-year periods beginning January 1, 1996, to issue, for all periods in the aggregate, up to a total of 75,000 shares of Common Stock to the Selling Shareholders, in equal amounts unless they agree otherwise, and pursuant to its acquisition of Precision Litho, Inc. ("Precision") on February 23, 1996, the Company is contingently obligated, at certain times and under certain circumstances, depending on the performance and operating results of Precision for three consecutive one-year periods beginning April 1, 1996, to issue, for all periods in the aggregate, up to a total of 20,000 shares of Common Stock to Dennis L. Rampe.

     Sales of approximately 1,600,000 shares of Common Stock held by affiliates of the Company may be subject to the volume limitations of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act").
Rule 144 permits an affiliate to sell, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume during the four weeks preceding the date of filing of notice of the proposed sale with the Securities and Exchange Commission pursuant to Rule 144.

     The Board of Directors, without further action by the shareholders, is authorized to issue up to five million shares of the Company's Preferred Stock, par value $1.00 per share (the "Preferred Stock"), in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and preferences on liquidation. The dividend, liquidation and voting rights of any such Preferred Stock issued could be superior to the rights of the holders of Common Stock.

     The issuance of additional shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal that some, or a majority, of the shareholders might believe to be in the best interests of the Company or in which shareholders might receive a premium for their stock over the then market price of such stock. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock.

     Future sales of significant numbers of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and also could impair the Company's ability to raise capital through subsequent offerings of securities.

                                       4

                                  THE COMPANY

     The Company's principal executive offices are located at 2210 W. Dallas Street, Houston, Texas 77019, and its telephone number is (713) 529-4200.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Shareholders.

                              RECENT DEVELOPMENTS

     On May 7, 1996, the Company announced financial results for the fourth quarter and year ended March 31, 1996. Sales for fiscal 1996 increased 49% to $85,133,000 compared with $57,166,000 for fiscal 1995. Net income, before a one-time restructuring charge of $975,000, or $.18 per share, increased to $4,960,000, or $.90 per share. Including the charge, net income for fiscal 1996 was $3,985,000, or $.72 per share, compared with $4,482,000, or $.90 per share, for fiscal 1995. For the fourth quarter, sales increased 30% to $24,092,000 from $18,518,000 in the year-earlier period. Net income was $1,180,000, or $.21 per share, compared with $1,415,000, or $.26 per share, in the year-earlier period.

     On February 15, the Company acquired Emerald City Graphics in Kent, Washington. On February 23, 1996, the Company acquired Precision Litho, Inc. in Vista, California. On March 28, 1996, the Company acquired Tulsa Litho Company in Tulsa, Oklahoma. On April 2, 1996, the Company announced the signing of a letter of intent to acquire Bridgetown Printing Co. in Portland, Oregon. On May 6, 1996, the Company announced the signing of a letter of intent to acquire Eagle Press in Sacramento, California. On May 23, 1996, the Company announced the signing of a letter of intent to acquire Garner Printing of Des Moines, Iowa. The Company expects to complete these acquisitions no later than July, 1996. The foregoing may contain forward looking information. Readers are cautioned that such information involves risks and uncertainties, including the possibility that events may occur which preclude completion of the Company's pending acquisitions.

                              SELLING SHAREHOLDERS

     This Prospectus covers offers from time to time by the Selling Shareholders of the Shares owned by the Selling Shareholders. Set forth below are (i) the names of the Selling Shareholders and (ii) the number of shares of Common Stock held as of the date of this Prospectus by the Selling Shareholders, which number is also the number of Shares which may be offered by each Selling Shareholder pursuant to this Prospectus. Each person named below has sole voting and investment power with respect to the Shares indicated. Any or all of the Shares listed below may be offered for sale by the Selling Shareholders from time to time.

                                                                 PERCENTAGE OF
                                              NUMBER OF          COMMON STOCK
                                              SHARES OF         OUTSTANDING AT
                                             COMMON STOCK        MAY 31, 1996
                                               HELD AND           HELD PRIOR
                                           OFFERED PURSUANT    TO ANY SALES MADE
                                               TO THIS         PURSUANT TO THIS
                                              PROSPECTUS          PROSPECTUS
                                           ----------------    -----------------
James R. Cook...........................        216,576               3.65%
Herbert J. Blackinton...................        208,082               3.51%

     Because the Company does not know how many Shares may be sold by the Selling Shareholders pursuant to this Prospectus, no estimate can be given as to the number of the Shares that will be held by the Selling Shareholders upon termination of this offering.

     The Company issued 424,658 of the Shares to Messrs. Cook and Blackinton in connection with the Emerald City Acquisition. Pursuant to the Acquisition, Emerald City became a wholly owned subsidiary of the Company and the Company entered into employment agreements with Mr. Cook and Mr. Blackinton.

                                       5

Under these agreements, the Company is contingently obligated at certain times and under certain circumstances, depending on the performance and operating results of Emerald City for three consecutive one-year periods beginning January 1, 1996, to issue, for all periods in the aggregate, up to a total of 75,000 shares of Common Stock to the Selling Shareholders, in equal amounts unless they agree otherwise. Such Selling Shareholders were the only shareholders of Emerald City at the time of the Merger.

     For the three years prior to the Emerald City Acquisition, Mr. Cook was the Chief Executive Officer and a 51% shareholder of Emerald City and Mr. Blackinton was the President and a 49% shareholder of Emerald City. Messrs. Cook and Blackinton currently serve as Chief Operating Officer and President, respectively, of Emerald City.

                              REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement dated as of February 15, 1996 (the "Registration Rights Agreement"), between the Company and the Selling Shareholders, the Company has agreed to use reasonable diligence to keep a shelf registration statement (the "Shelf Registration Statement") with respect to the Shares continuously effective until the earliest of (i) February 1, 1998 and
(ii) such time as all of the Shares hereunder registered have been sold or withdrawn by the Selling Shareholders. The Shelf Registration Statement is intended to permit the Shares to be sold from time to time by the Selling Shareholders. The Registration Rights Agreement permits the Selling Shareholders to offer the Shares in underwritten public offerings in certain circumstances. The Registration Statement of which this Prospectus is a part has been filed by the Company with the Commission in order to meet the Company's obligations under the Registration Rights Agreement.

     Pursuant to the Registration Rights Agreement, the Selling Shareholders have agreed to temporarily suspend use of the Shelf Registration Statement to sell Shares upon notice of the occurrence of an event requiring the preparation of a supplement or amendment to this Prospectus so that, as thereafter delivered to the purchasers of the Shares, this Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated in this Prospectus or necessary to make the statements in this Prospectus not misleading. The Company has agreed to promptly file with the Commission and make available to each Selling Shareholder any such supplement or amendment. The February 1, 1998 date referred to above is extended by the number of days included in each period, if any, during which use of the Registration Statement to sell Shares is suspended.

     This summary of certain provisions of the Registration Rights Agreement applicable to the Shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by or for the account of the Selling Shareholders pursuant to this Prospectus or pursuant to Rule 144 under the Securities Act. Sales of Shares pursuant to this Prospectus may be effected in the over-the-counter market, on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the relevant Selling Shareholder), directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on Shares (whether such options are listed on an options exchange or otherwise); or (f) privately negotiated transactions. To the extent required by applicable law, the specific Shares to be sold and the names of the

                                       6

Selling Shareholders will be set forth in an accompanying Prospectus Supplement. Each Selling Shareholder may effect such transactions by selling Shares directly to other purchasers, through agents or through broker-dealers, and any such agents or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from such Selling Shareholder, from purchasers of Shares for whom they act as agents, or from both sources (and are not expected to be in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions, and any profit on the resale of Shares, received by the Selling Shareholders and any such broker-dealers may be deemed to be underwriting discounts and commissions.

     The Company will bear all costs and expenses incurred by it in connection with the offering and sale of Shares pursuant to this Prospectus, but will not be responsible for any commissions, underwriting discounts or similar amounts payable in respect of any such sale. Notwithstanding the foregoing, the Company, on the one hand, and each Selling Shareholder, on the other hand, have agreed to indemnify each other from certain liabilities relating to the offering made hereby, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock of which 5,931,360 shares were issued and outstanding as of May 31, 1996, and 5,000,000 shares of Preferred Stock, par value $1.00 per share, issuable in series, no shares of which were issued and outstanding as of the date of this Prospectus.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company and the preferential rights of the holders of the Preferred Stock, if any, then outstanding. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

     Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor only after payment of, or provision for, full dividends (on a cumulative basis, if applicable) on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any sinking or purchase funds for any series of Preferred Stock. The Company has not paid any cash dividends on the Common Stock since its incorporation and does not anticipate paying cash dividends in the foreseeable future.

PREFERRED STOCK

     The Preferred Stock is issuable by the Board of Directors in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion rights, if any; and voting powers, if any. All series of Preferred Stock rank equally and are identical in all respects except as may otherwise be provided in the Statement or Statements of Resolution establishing such series. The Board of Directors of the Company, without obtaining stockholder approval, may issue shares of the Preferred Stock with voting rights or conversion rights which could affect the voting power of the holders of Common Stock. The issuance of any shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent the acquisition of the Company. There are no shares of Preferred Stock outstanding as of the date of this Prospectus, and the Company has no present intention to issue any shares of Preferred Stock.

                                       7

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Certificate of Incorporation and By-laws summarized in the following paragraph may have the effect of discouraging, delaying or preventing an acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders.

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, all of which shares of Preferred Stock are undesignated as of the date of this Prospectus. The authorized but unissued (and in the case of Preferred Stock, undesignated) stock may be given voting rights and privileges and issued by the Board of Directors in one or more transactions. Such rights and privileges, when exercised, may make it more difficult for a shareholder or any group of shareholders to obtain control of the Company.

                                 LEGAL OPINION

     The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

  NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME AND ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                TABLE OF CONTENTS
                                                  PAGE
                                                  ----
Available Information..........................     2
Incorporation of Certain Documents by
  Reference....................................     2
Risk Factors...................................     3
The Company....................................     5
Use of Proceeds................................     5
Selling Shareholders...........................     5
Registration Rights............................     6
Plan of Distribution...........................     6
Description of Capital Stock...................     7
Legal Opinion..................................     8
Experts........................................     8



                                 424,658 SHARES
                                  CONSOLIDATED
                                 GRAPHICS, INC.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                 JUNE ..., 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Company in connection with this offering are as follows:


Securities and Exchange Commission
registration fee.....................  $   3,588

Accounting fees and expenses.........      1,000
Legal fees and expenses, including
  Blue Sky...........................     15,000
Miscellaneous........................      1,000
                                       ---------
     Total...........................  $  20,588
                                       =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

     Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.01-1.

     The Company's By-Laws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the Texas Business Corporation Act. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the By-Laws. The Company has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement. Both the By-Laws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Company may, in the future, purchase directors and officers liability insurance policies for its directors and officers.

                                      II-1

     The above discussion of Article 2.02-1 of the Texas Business Corporation Act and of the Company's Second Amended and Restated Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Second Amended and Restated Bylaws.

     Reference is made to the form of the Registration Rights Agreement, filed as Exhibit 10.1 hereto, which contains provisions for indemnification of the Company, its directors officers, and any controlling persons by the Selling Shareholders against certain liabilities for certain information furnished by the Selling Shareholders.

ITEM 16.  EXHIBITS

     The following exhibits are filed herewith or incorporated herein by reference:


      EXHIBIT NO.                                           DESCRIPTION OF EXHIBIT
- ------------------------  ------------------------------------------------------------------------------------------

          *3.1       --   Restated Articles of Incorporation of the Company filed with the Secretary of State of the
                          State of Texas on July 27, 1994 (Consolidated Graphics, Inc. Form 10-Q (June 30, 1994) SEC
                          File No. 0-24068, Exhibit 4(a)).

          *3.2       --   By-Laws of the Company (Consolidated Graphics, Inc. Form 10-K (May 31, 1995) SEC File No.
                          0-24068, Exhibit 3.2).

          *4         --   Specimen Common Stock Certificate (Consolidated Graphics, Inc., Form S-1 (June 7, 1994)
                          Reg. No. 33-77468, Exhibit 4.1).

           5         --   Opinion of Baker & Botts, L.L.P. regarding the legality of the securities being offered.

          10.1       --   Registration Rights Agreement by and among the Company, James R. Cook and Herbert J.
                          Blackinton, dated as of February 15, 1996.

          23.1       --   Consent of Baker & Botts, L.L.P. (set forth in Exhibit 5).

          23.2       --   Consent of Arthur Andersen LLP.

          24         --   Powers of Attorney.

- ------------
* Incorporated by reference.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant

                                      II-2

to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, THE STATE OF TEXAS, ON JUNE 17, 1996.

                                          CONSOLIDATED GRAPHICS, INC.
                                          By:  /s/     JOE R. DAVIS
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                           AND
                                             CHAIRMAN OF THE BOARD OF DIRECTORS

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURE                                         TITLE                         DATE
- ------------------------------------------------------  --------------------------------------   ---------------
                     JOE R. DAVIS                       President, Chief Executive               June 17, 1996
                     JOE R. DAVIS                         Officer and Director
                                                          (Principal Executive Officer)

               G. CHRISTOPHER COLVILLE                  Vice President -- Mergers and            June 17, 1996
               G. CHRISTOPHER COLVILLE                    Acquisitions and Chief
                                                          Financial and Accounting Officer

                 LARRY J. ALEXANDER*                    Director
                  LARRY J. ALEXANDER

                  BRADY F. CARRUTH*                     Director
                   BRADY F. CARRUTH

                  CLARENCE C. COMER*                    Director
                  CLARENCE C. COMER

                   GARY L. FORBES*                      Director
                    GARY L. FORBES

                    W. D. HAWKINS*                      Director
                    W. D. HAWKINS

                   JAMES H. LIMMER*                     Director
                   JAMES H. LIMMER

                   THOMAS E. SMITH*                     Director
                   THOMAS E. SMITH

                    HUGH N. WEST*                       Director
                     HUGH N. WEST

    *By: /s/ JOE R. DAVIS                                                                        June   , 1996
             JOE R. DAVIS
           ATTORNEY-IN-FACT

                                      II-4